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                                                                    Exhibit 21.1
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                   SUBSIDIARIES OF BRADLEY REAL ESTATE, INC.


Bradley Real Estate Management, Inc., a Massachusetts corporation

Bradley Midwest Management, Inc., a Minnesota corporation

Bradley Operating Limited Partnership, a Delaware limited partnership

Bradley Financing Corp., a Delaware corporation

Bradley Financing Partnership, a Delaware partnership

Bradley Management Corp., a Delaware corporation

Bradley Management Limited Partnership, a Delaware limited partnership

Bradley Spring Mall, Inc., a Delaware corporation

Bradley Spring Mall Limited Partnership, a Delaware limited partnership

BTR Development Corp., a Delaware corporation

BTR Development Limited Partnership, a Delaware limited partnership

Williamson Square Associates Limited Partnership, a Delaware limited partnership